EXHIBIT 10.10

EXECUTION COPY

SUPPLY AGREEMENT

THIS SUPPLY AGREEMENT (this “Agreement”) is made and entered into effective as of the 15th day of November, 2011 (the “Effective Date”) by and between Prenzamax, LLC, a Delaware limited liability company having a place of business at 11 Commerce Drive, Suite 100, Cranford, New Jersey, U.S.A. 07016 (“Company”) and Alpex Pharma S.A., a Switzerland Societe Anonyme having its principal offices at Mezzovico, Switzerland (“Alpex”) (and, for the purposes of the guaranty set forth in Section 12.12 only, Akrimax Pharmaceuticals, LLC (“Akrimax”)).

WHEREAS, Alpex and Citius Pharmaceuticals, LLC (“Citius”) are parties to that certain Collaboration and License Agreement dated June 24, 2008 (as amended pursuant to the Three-Party Agreement (as defined below), the “Alpex-Citius Agreement”), pursuant to which Citius and Alpex developed a phentermine orally disintegrating tablet (ODT) which is the subject of NDA #20-2088, and pursuant to which Alpex granted Citius the exclusive right and license to use certain Alpex intellectual property to develop and commercialize certain phentermine products in the Territory (as defined below) and certain other territories; and

WHEREAS, Citius and Company have entered into that certain Exclusive License Agreement dated as of the date hereof (the “Sublicense Agreement”) pursuant to which Citius has granted Company the exclusive right to commercialize such phentermine products in the Territory; and

WHEREAS, Company desires to secure the services of Alpex for the manufacture and supply of such phentermine products;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, and intending to be legally bound, the parties agree as follows:

Article I

DEFINITIONS

For the purposes of this Agreement, the following words and phrases shall have the following meanings:

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

1

1.3 “API” means phentermine HCl.

1.4 “Applicable Law” means all laws, rules, regulations and guidelines within the Territory (including, but not limited to, the Act and all regulations promulgated thereunder, including, but not limited to, cGMP), as existing as of the Effective Date and as may be amended from time to time thereafter, that apply to the import, export, research and development, manufacture, marketing, distribution and/or sale of Products in the Territory or the performance of either party’s obligations under this Agreement, in each case to the extent applicable and relevant to such party.

1.5 “cGMP” means the then-current good manufacturing practices as described in Parts 210 and 211 of Title 21 of the United States Code of Federal Regulations, together with the latest FDA guidance documents pertaining to manufacturing and quality control practice, and, as applicable, any analogous regulations, codes or guidelines having effect in any jurisdiction in the Territory, all as updated, amended or revised from time to time;

1.6 “Confidential Information” means any and all proprietary and/or confidential information of a party (the “Disclosing Party”) including, without limitation, trade secrets, formulations, technical information, business information, sales information, inventions, developments, discoveries, know-how, methods, techniques, data, processes, and other information) that the other party (the “Receiving Party”) has access to or receives in connection with this Agreement, whether furnished in any form, including but not limited to written, verbal, visual, electronic or in any other media or manner. Notwithstanding the foregoing, “Confidential Information” does not include any information that is: (i) rightfully known to the Receiving Party prior to receipt from the Disclosing Party, and not subject to any obligation of confidentiality; (ii) rightfully obtained from a third party authorized to make such a disclosure, and not subject to any obligation of confidentiality; (iii) independently developed by the Receiving Party; (iv) available to the public without restrictions; or (v) approved for disclosure with the prior, written approval of the Disclosing Party. Notwithstanding anything to the contrary, all batch records and other data and information generated in connection with Manufacturing activities hereunder, shall constitute joint Confidential Information of Company and Alpex (and, for the avoidance of doubt, Company may disclose such Confidential Information to its contractor in connection with the transfer of manufacturing to an Alternate Manufacturing Facility (as defined below)).

1.7 “Facility” means Alpex’s FDA-approved facility located at Mezzovico, Switzerland comprising buildings where Alpex will Manufacture and store the Finished Products.

1.8 “Finished Product” means Product which has been Manufactured by Alpex under this Agreement meeting the Specifications and all other requirements of this Agreement and the Quality Agreement, and which is released and ready for immediate distribution by or on behalf of Company.

1.09 “Forecast” has the meaning specified in Section 3.1(a) below.

1.10 “Intellectual Property Rights” means any and all patents, patent applications, copyrights, trademarks, trade secrets and other intellectual property rights, worldwide.

1.11 “Manufacture” or “Manufacturing” meansthe manufacture, filling, finishing, sampling, testing, labeling, packaging, release, storage, shipping and quality control of the Product in accordance with the applicable Specifications, cGMPs, Applicable Law, and the terms and conditions of this Agreement and the Quality Agreement.

1.12 “Manufacturing Fees” or “COGs” means the costs of goods per tablet as set forth in the Alpex-Citius Agreement and as elaborated in Section 5.1 below.

2

1.13 “Materials” means any and all components, API, labels, packaging materials, and other consumable materials to be used by Alpex in the Manufacturing and Packaging of the Finished Product in accordance with the Specifications.

1.14 “NDA” means a New Drug Application as defined in the Act.

1.15 “Non-Conforming Product” means any Finished Product that fails to comply with the Specifications or any other requirements of this Agreement and the Quality Agreement.

1.16 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.17 “Product” means any of the phentermine orally disintegrating tablet products listed on the attached Appendix A, as such Appendix may be amended from time to time upon the mutual, written agreement of the parties.

1. 18 “Purchase Order” has the meaning specified in Section 3.1(b) below.

1.19 “Quality Agreement” means the Technical and Quality Agreement among Akrimax, Citius and Alpex dated as of the date hereof, as may be amended from time to time by the mutual written agreement of all the parties.

1.20 “Registrations” means all permits, licenses, approvals and authorizations granted by any Regulatory Authority with regard to any Product, including, without limitation, any NDAs for any Product.

1.21 “Regulatory Authority” means any federal, state or local or international regulatory agency, department, bureau or other governmental entity, including, without limitation, the country of Switzerland and the United States Food and Drug Administration (“FDA”), that is responsible for issuing approvals, licenses, registrations or authorizations necessary for the production, use, storage, import, transport or sale of Products in any jurisdiction of the Territory.

1.22 “Regulatory Requirements” means all applicable approvals, licenses, registrations, cGMP requirements, and authorizations and all other requirements of each applicable Regulatory Authority in relation to the Products, including, but not limited to, each of the foregoing which is necessary for, or otherwise governs, the manufacture, packaging, labeling, handling, use, storage, import, export, transport, distribution or sale of Products in the Territory.

1.23 “Specifications” means the quality assurance and other requirements, procedures, guidelines and specifications for the manufacturing, packaging, labeling, handling, dating and storage of the Products, each as set forth in the applicable Registration for such Product or as may be required pursuant to any Regulatory Requirements or Applicable Law, and further including the specifications attached hereto as Appendix B, and as may be amended from time to time as required by any Regulatory Requirements, Applicable Law or by the mutual written agreement of the parties.

1.24 “Term” has the meaning specified in Section 6.1

1.25 “Territory” means the United States of America, including all of its states, territories and possessions.

1.26 “Three-Party Agreement” means that certain Amendment and Coordination Agreement among Alpex, Citius and Company dated as of the date hereof. In the event of a conflict between the provisions of this Agreement and Three-Party Agreement, the Three-Party Agreement will control.

3

Article II

MANUFACTURE OF PRODUCT

2.1 Manufacture of the Product; Changes to Specifications. Alpex agrees it will Manufacture and supply Company with Finished Products, all in accordance with the terms and conditions of this Agreement and the Quality Agreement. Company will pay Alpex for the Finished Products as specified in Article V below. Alpex will Manufacture the Finished Products in accordance with the Specifications, the Regulatory Requirements, Applicable Laws and all other requirements of this Agreement and the Quality Agreement. Any changes to the Specifications that are required by a Regulatory Authority shall be promptly communicated by the Company and implemented by Alpex, and the Company shall be responsible for any agreed-upon costs associated with such changes, including changes (if any) to the Manufacturing Fee. Any other changes to the Specifications requested by Company are subject to Company and Alpex reaching agreement on the applicable costs, including changes (if any) to the applicable Manufacturing Fee. Changes to the Specifications requested by Alpex shall only be implemented following the written approval of Company. Any agreed-upon costs under this Section 2.1 will be effective only for those orders of Finished Product that are manufactured under the revised Specifications.

2.2 Supply and Handling of API and Other Materials. Except as otherwise may be agreed to by the parties in writing, Alpex will be responsible for supplying, at its expense and risk, all API and other Materials required for any Manufacture of Finished Product. Alpex will properly store the API and other Materials as directed by the Specifications, Regulatory Requirements and Applicable Laws.

2.3 Documentation. Alpex will maintain complete and accurate batch records, documentation of all manufacturing, analytical and quality control procedures, data supporting the investigation of any exceptions and any other data required under cGMPs and other requirements of any Regulatory Authority in connection with the Manufacture of Finished Product (collectively, “Documentation”). Alpex will promptly provide Company with copies of such Documentation upon Company’s reasonable request.

2.4 Inspections.

(a) Company, upon not less than fourteen (14) days prior written notice to Alpex, shall have the right, at reasonable frequency and for reasonable purposes and at its expense, to have employees or other agents of Company, including independent outside auditors or consultants, on site during normal business hours at the Facility to monitor the Manufacture of the Finished Products.

(b) Alpex will promptly advise Company if an authorized agent of any Regulatory Authority visits the Facility and requests or requires information or changes that directly pertain to the Product. At Company’s request, Alpex will allow a representative of Company to be present during any such inspection, investigation or inquiry.

2.5 Quality Agreement. The provisions of the Quality Agreement are hereby incorporated into this Agreement by reference. To the extent any of the provisions of this Agreement conflict with the terms and conditions of the Quality Agreement, this Agreement will control.

4

2.6 Alternate Manufacturing Facility. Commencing promptly following Company’s request, the Parties shall use commercially reasonable efforts to qualify one alternate manufacturing site to Manufacture commercial batches of the Product for the Territory (the “Alternate Manufacturing Facility”) within a commercially reasonable timeframe. The Alternate Manufacturing Facility will be selected on the following terms:

(a) The Alternate Manufacturing Facility must be reasonably acceptable to both Alpex and Company based on the history of such Alternate Manufacturing Facility with respect to quality, intellectual property protection, financial responsibility and costs and other terms and conditions of manufacture, and must enter into agreements of confidentiality and protection of intellectual property with each party consistent with the terms of this Agreement and otherwise reasonably acceptable to each party.

(b) Alpex will receive a royalty on all Product manufactured by the Alternate Manufacturing Facility and sold by or on behalf of Company as set forth in the Three-Party Agreement.

(c) Alpex, at its expense (including, but not limited to, with respect to personnel, materials, travel and overhead costs incurred by Alpex), shall provide Company with such assistance as may be reasonably requested by Company so as to enable the full or partial transfer of Manufacture of Finished Product to the Alternate Manufacturing Facility. Such assistance will include, without limitation: (i) permitting Company and its representatives to observe the Manufacture of Finished Product at the Facility, (ii) provision of reasonable access to and consultation with persons knowledgeable of the Manufacture of the Finished Product, (iii) provision of reasonable assistance to Company in identifying, contacting and securing supply sources for API and other Materials and (iv) such technical assistance as may be reasonably requested by Company relating to methods and manufacturing know-how transfer to the Alternate Manufacturing Facility.

(d) Company will be responsible for any fees charged by the Alternate Manufacturing Facility or Company’s other third party vendors in connection with the qualification of the Alternate Manufacturing Facility (“Tech Transfer Costs”); provided, however, that notwithstanding the foregoing, in the event any Supply Failure (as defined below) occurs prior to the time when an Alternate Manufacturing Facility is qualified (i.e., approved by the FDA) to Manufacture commercial batches of the Product for the Territory, then Alpex shall promptly reimburse Company for all Tech Transfer Costs incurred prior to the date of the Supply Failure, and shall be responsible for any Tech Transfer Costs incurred thereafter. For the purposes of this Agreement, a “Supply Failure” means any failure by Alpex to deliver all of the Products ordered by Company and that conform to the requirements of this Agreement, within one hundred twenty (120) days after receiving written notice from Company that such conforming Products have not been delivered by the delivery dates specified on the applicable Purchase Order (provided that such delivery dates are in accordance with the applicable lead time set forth in Section 3.1(b)).

(e) The Alternate Manufacturing Facility will have no rights in, and make no other use of, the Alpex Intellectual Property, other than in connection with the manufacture of Product for Company.

(f) Company will have the right at any time following any notice of termination of this Agreement, to obtain any portion of or all of its annual requirements of Product from the Alternate Manufacturing Facility. However, in such event, the provisions of Section 2.6(b) will remain in force.

5

Article III

FORECASTS AND ORDERING

3.1 Forecasts and Purchase Orders.

(a) On or before December 1st, 2011, Company will submit to Alpex a non-binding forecast of its anticipated needs for Finished Product for the following twelve (12) month period (the “Forecast”). Company will update the Forecast every three (3) months thereafter with a rolling twelve (12) month forecast. The first four (4) months of each Forecast will serve as a binding obligation to order quantities of Finished Product as stated therein, and will be deemed a Purchase Order (defined below) for purposes of this Agreement. The remaining months of each Forecast will be non-binding estimates of requirements for such period. The Company will commit to quantities of API required to meet the first six (6) months of each Forecast (provided that if Company’s actual orders are lower than forecasted, Alpex will use any excess API obtained by Alpex for future periods and will adjust its future purchases of API accordingly).

(b) Company will issue written purchase orders to Alpex for Finished Products (“Purchase Orders”) at least one hundred twenty (120) days prior to the requested delivery date; provided, however, that if Company issues a Purchase Order less than one hundred twenty (120) days prior to the requested delivery date, Alpex will use its commercially reasonable efforts to meet such delivery date. Unless otherwise agreed by the parties, Purchase Orders will be in increments of full industrial batches of (i) 1.2 million tablets (for the 15mg strength), (ii) 600,000 tablets (for the 30mg strength and (iii) 600,000 tablets (for the 37.5mg strength). Purchase Orders will designate the desired quantities of Finished Product, strength, delivery dates, and destination(s). Each Purchase Order will be subject to rejection by Alpex within three five (5) business days of receipt of such Purchase Order; provided, however, that Alpex shall have the right to reject a Purchase Order from Company only to the extent that it is contrary to the provisions of this Agreement. Any Purchase Order that has not been expressly rejected in writing within such five (5) business day period shall be deemed accepted by Alpex.

(c) Alpex shall accept all Purchase Orders for quantities of Finished Product up to one hundred twenty-five percent (125%) of the Forecasted amount. Should any Purchase Order specify quantities of Finished Product in excess of one hundred twenty-five percent (125%) of the Forecasted amount, Alpex shall not be obligated to supply such excess quantities; provided, however, that Alpex shall us commercially reasonable efforts to provide such excess amounts and shall notify Company within fifteen (15) business days after receiving such Purchase Order of whether it will be able to provide such excess amounts.

3.2 Exclusivity. Except as set forth in Section 2.6, Company (and its Affiliates) agrees to buy Product on an exclusive basis from Alpex for the Term of this Agreement. Neither Company nor its Affiliates shall directly or indirectly, market, distribute or sell a Competing Product (as defined below) in the Territory at any time during the Term of this Agreement. For the purposes hereof, “Competing Product” means any product containing phentermine (in any form, including, but not limited to, any pharmaceutical salt thereof) as an active pharmaceutical ingredient, other than any product that constitutes a “Product” under the Sublicense Agreement. Company will advise Alpex in writing if Company intends to market a weight loss product in the form of a dissolving tablet at least one-hundred-twenty (120) days prior to any offers for sale if licensed from a third party; or within 30 days from the start of developing a new weight loss dissolving tablet, but in no event will Company be restricted from marketing any such product unless such weight loss product is a Competing Product that is restricted by the preceding provisions of this Section 3.2.

6

Article IV

RELEASE AND DELIVERY OF FINISHED PRODUCT

4.1 Testing and Release. Prior to delivery of Finished Product, Alpex will undertake quality control and release of each lot of Finished Product using the testing methodologies set forth in the Specifications or as otherwise agreed upon in writing by Company and Alpex for purposes of this Agreement, and as required by cGMP, other Applicable Law and Regulatory Requirements.

4.2 Shipment. Alpex will ship Finished Product in accordance with the applicable Purchase Order. At Company’s request, Alpex will hold Finished Product beyond the delivery date specified in the Purchase Order at the Facility for a maximum duration of two (2) months. If Company requests Alpex to make any miscellaneous small shipments of Finished Product or other items on Company’s behalf, Company agrees to reimburse Alpex for any shipping charges incurred.

4.3 Delivery Terms and Shipping Documentation. Alpex will deliver the Finished Product FOB US Port/Airport (Incoterms 2000), freight prepaid. Title to and risk of loss for Finished Product will transfer from Alpex to Company when the Finished Products are unloaded in the Company’s designated carrier in the Port/Airport. The US customs clearance charges and local transportation costs will be borne by the Company. With each shipment of Finished Product, Alpex will provide Company with commercially appropriate shipping documentation, including, without limitation, airway bill or bills of lading and any document required for the export and/or importation of the Finished Product. The Company will cooperate with Alpex to obtain such license(s) in the Territory.

4.4 Certificates of Analysis. In conjunction with the release of Finished Product, Alpex will supply to Company a Certificate of Analysis and Certificate of Compliance for each lot of Finished Product that will set forth the items tested and the test results for each lot delivered, including the results of quality control testing in accordance with the Specifications and which indicates that the Finished Product contained in the shipment meets the Specifications and other requirements of this Agreement.

4.5 Acceptance. Subject to the provisions of this Section 4.5, Company will be entitled to reject any portion or all of any shipment of Finished Product that, at the time of delivery, is Non-Conforming Product (“Rejected Product”).

(a) Within thirty (30) days after its receipt of any shipment of Finished Product and related documentation, Company will, at its option and expense, inspect (or have inspected) such shipment for any Non-Conformity that is readily apparent from a reasonable visual inspection. Company will promptly notify Alpex in writing if Company has discovered that the shipment includes Non-Conforming Product (a “Rejection Notice”); provided, however, that Company’s failure to advise Alpex in a timely manner that a shipment of Finished Product does not conform shall not prejudice Company’s right to reject or return the Finished Product if the defect or other nonconforming condition which justified rejection or return could not have been detected by Company’s inspection in accordance with cGMP. If Company delivers a Rejection Notice in respect of all or any part of a shipment of Finished Product, then Company and Alpex shall have thirty (30) days from the date of Alpex’s receipt of such notice to resolve any dispute regarding whether all or any part of such shipment of Finished Product fails to conform with the Specifications or is otherwise defective.

7

(b) In the case of Finished Product with Manufacturing defects that were not readily apparent from a reasonable visual inspection within the period provided for in Section 4.5(a), Company will promptly after discovery of such latent defect, notify Alpex in writing of such defect.

(c) Alpex will notify Company as promptly as reasonably possible, but in any event within ten (10) business days after receipt of Company’s notification of rejection, whether it accepts or disputes Company’s assertions that certain Finished Product is a Non-Conforming Product.

(d) If Alpex accepts Company’s assertion that Finished Product is Non-Conforming Product, or if the Finished Product is determined to be Non-Conforming Product pursuant to Section 4.5(e) below, Alpex will promptly replace such Rejected Product with conforming Finished Product and deliver such Finished Product to Company’s specified locations at no charge to Company as soon as commercially practical. Alpex shall bear all transportation costs, import duties, if any, taxes, insurance and handling costs and any other costs or charges incurred in transporting such replacement Finished Product to Company’s locations at which the Non-Conforming Product is located and shall reimburse Company for all transportation costs, import duties, if any, taxes, insurance and handling costs incurred by Company in connection with such Non-Conforming Product.

(e) If Alpex disputes Company’s assertion that Finished Product is Non-Conforming Product, then Alpex will have an opportunity to promptly inspect or test such Finished Product batch. In the event of a conflict between the test results of Alpex and the test results of Company with respect to any shipment of Finished Product, a sample of such Finished Product will be submitted by Alpex to an independent laboratory acceptable to both parties for testing against the Specifications under procedures employed in the Specifications. In the absence of manifest error by the independent laboratory, both parties will be bound by the independent laboratory’s results of analysis with respect to any dispute over Non-Conforming Product. Initially, each party shall bear its own costs and expenses associated with performing such testing and the parties shall share third party costs equally. If the independent laboratory concludes that the Finished Product meets the Specifications, then Company shall reimburse Alpex for Alpex’s out-of-pocket costs and expenses associated with such testing, and if such independent laboratory concludes that the Finished Product does not meet the Specifications, then Alpex shall reimburse Company for Company’s out-of-pocket costs and expenses associated with such testing. If results from the independent laboratory are inconclusive, final resolution will be settled in accordance with Section 13.6 below.

(f) Any destruction of Rejected Product will be conducted in accordance with all Applicable Laws, and the party conducting the destruction will indemnify the other party hereto for any liability, costs and expenses, including attorney’s fees and court costs, relating to a failure to dispose of such Rejected Product in accordance with Applicable Law. The party conducting the destruction will also provide to the other party hereto all manifests and other applicable evidence of proper destruction, as may be required by Applicable Law

(g) All Products not rejected as specifically set forth herein will be deemed accepted.

(h) Company’s acceptance of, or payment for, any Product will not constitute a waiver by Company of any of its rights under this Agreement, and will not release Alpex from any of its obligations under this Agreement.

8

4.6 Supply Problems. In the event Alpex is not able to supply Finished Product timely forecast and ordered by Company, Alpex will pay to Company an amount equal to the actual documented penalties (but not the lost profits) charged by the customers for late deliveries from Alpex but in no event more than one hundred percent (100%) of the amount Alpex would have been entitled to hereunder for the Finished Products for which such penalty is incurred; provided, however, that Company will use commercially reasonable efforts to minimize the amount of such penalties. If Alpex’s inability to manufacture or deliver sufficient amounts of Finished Product to Company as described in this Section 4.6 continues for a period of one hundred twenty (120) days or more, Company may terminate this Agreement with respect to such Finished Product by notice in writing to Alpex.

4.7 Recall or Seizure.

(a) Company shall have sole control over all decisions with respect to any recall, market withdrawals, or any other corrective action related to the Finished Product. In the event Alpex or Company believes that a recall may be necessary and/or appropriate, prior to taking any action such party shall immediately notify the other, and Alpex and Company shall cooperate and cause their respective Affiliates to cooperate with each other in determining the necessity and nature of the action to be taken.

(b) With respect to any recall, Company shall make all contacts with the FDA and shall be responsible for coordinating all of the activities required in connection with such recall. Alpex and Company and their respective Affiliates shall cooperate with each other in recalling the affected Product.

(c) In the event of any recall or seizure of any Finished Product manufactured by Alpex arising out of, relating to, or occurring as a result of, any act or omission by Alpex or its personnel, Alpex shall bear (and reimburse Company for) all of the costs and expenses of such recall, including expenses related to communications and meetings with Regulatory Authorities, expenses of replacement of stock, the costs of notifying customers, Company’s Manufacturing Fees, all transportation costs, export or import duties, if any, taxes, insurance, handling costs and other recall-related costs incurred by Company in respect of such recalled or seized product (collectively, “Recall Costs”). If any Finished Product is recalled as a result of any breach of this Agreement by Company, or the negligent or intentionally wrongful acts or omissions of Company or its personnel, then Company will bear (and reimburse Alpex for) the Recall Costs. To the extent that the reason for any recall of Finished Product is in part the responsibility of Company and in part the responsibility of Alpex, or is not due to the fault of either party, then the Recall Costs will be allocated in an equitable manner between the parties. In no event will Alpex’s share of Recall Costs for any particular recall exceed a maximum of the greater of (A) two (2) times the Manufacturing Fee applicable to the Finished Products or (B) or Three Hundred Thousand Dollars ($300,000) (without limiting any obligation of Alpex to supply replacement Finished Product under Section 4.5, or any of its indemnity obligations under Section 9.1); provided, however, that Company and/or Alpex will use commercially reasonable efforts to minimize the amount of such Recall Costs.

(d) For purposes of this Section “recall” means (i) any action by Company or any Affiliate of either to recover title to or possession of any Finished Product sold or shipped and/or (ii) any decision by Company not to sell or ship product to third Parties which would have been subject to recall if it had been sold or shipped, in each case taken in the good faith belief that such action was appropriate under the circumstances. For purposes of this Section “seizure” means any action by any government agency to detain or destroy product.

9

Article V

MANUFACTURING FEES

5.1 Manufacturing Fees and Payment. The initial fees to be paid by Company to Alpex for the Finished Product are listed in Appendix C (as may be adjusted in accordance with Section 5.2, the “Manufacturing Fees”). Payment for all deliveries of Finished Product to Company will be made in U.S. dollars. Alpex will render an invoice for each shipment of the Finished Product upon delivery. Company will pay amounts properly due under the relevant invoice within forty-five (45) days from the date it receives the invoice.

5.2 Manufacturing Fee Adjustments. The Manufacturing Fees provided for herein will be subject to the following adjustments:

(a) in the event the cost of API is greater than $1,000.00/kg at the time of purchase of the API for fulfilling Company forecast/orders, Alpex will be allowed to pass on the amount greater than $1,000/kg for any API incorporated into Finished Product;

(b) in the event the cost of API is less than $500/kg at the time of purchase of the API for fulfilling Company forecast/orders, the amount below $500/kg for any API incorporated into Finished Product will be passed on to Company; and

(c) the parties will review the Manufacturing Fees based on the Swiss National Bank cost of living index, provided that the first such review for the fees originally fixed as per Alpex-Citius Agreement in June 2008, will take place no sooner than June 24, 2013 and any adjustment that is mutually agreed to by the parties will apply from and after the review date. Notwithstanding anything else in this Section 5.2, any adjustment that results in an increase of seven percent (7%) or more in Manufacturing Fees shall require documented justification.

5.3 Establishment Fee. The annual establishment fee payable to the FDA with respect to the Product will be paid as set forth in the Three-Party Agreement.

Article VII

TERM AND TERMINATION

6.1 Term. The term of this Agreement will commence on the Effective Date and will continue in full force and effect for as long as the Sublicense Agreement remains in force (and for as long thereafter as Company is licensed to distribute the Product) unless sooner terminated pursuant to Section 6.2 below (the “Term”).

6.2 Termination. This Agreement may be terminated early as follows:

(a) by either party upon sixty (60) days prior, written notice to the other party, in the event that the other party commits a material breach of this Agreement (other than a supply problem as set forth in Section 4.6) and fails to cure such breach within such sixty (60) day period;

(b) by Company upon written notice in the event Alpex is unable to manufacture or supply Finished Products for a period in excess of one hundred twenty (120) days;

10

(c) by Alpex, immediately upon written notice to Company, in the event the Sublicense Agreement is terminated by Citius an account of an uncured, material breach of the Sublicense Agreement by the Company;

(d) by Company, for convenience, at any time upon nine (9) months’ prior written notice to Alpex;

(e) by Company in accordance with Section 4.6;

(f) by Alpex upon twelve (12) months prior written notice at any time following the qualification of an Alternate Manufacturing Facility in the event Company has qualified an Alternate Manufacturing Facility;

(g) by a party in accordance with Section 13.2 below; and

(h) by Alpex in the event of a termination of the Alpex-Citius Agreement, unless Company exercises its step-in rights under Section 3 of the Three Party Agreement.

6.3 Effect of Termination or Expiration. Upon any expiration or termination of this Agreement, and without prejudice to any other rights and remedies available to the parties hereunder:

(a) Alpex will deliver to Company’s designated location any Finished Product ordered by Company pursuant to Purchase Orders placed prior to the date of such termination, and Company will pay for such Finished Product in accordance with the terms of this Agreement; and

(b) Alpex will provide Company with such assistance as may be reasonably requested by Company so as to enable the transfer of Manufacture of Finished Product to an Alternate Manufacturing Facility on the terms set forth in Section 2.6 above. In the event an Alternate Manufacturing Facility has already been established, Alpex will not be obligated to assist in the qualification of a second facility.

6.4 Survival. Termination or expiration of this Agreement will not relieve either party of its obligations or liabilities for breaches of this Agreement incurred prior to or in connection with such termination or expiration. Article I (“Definitions”), Section 2.6 (“Alternate Manufacturing Facility”), Section 4.7 (“Recall or Seizure”), Section 6.3 (“Effect of Termination or Expiration”), this Section 6.4 (“Survival”), Article VII (“Representations and Warranties”), Article VIII (“Liability”), Article IX (“Indemnification”), Article X (“Insurance”), Article XI (“Confidentiality; Intellectual Property”) and Article XII (“Miscellaneous”) will survive any termination or expiration of this Agreement.

11

Article VII

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations and Warranties. Each party represents, warrants and covenants that:

(a) it has all requisite power and authority to enter into this Agreement and has duly authorized, by all necessary action, the execution and delivery hereof by the individual whose name is signed on its behalf below;

(b) its execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its organizational instruments or any other agreement, instrument, order, law or regulation applicable to it or by which it may be bound;

(c) this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights and except as enforcement is subject to general equitable principles; and

(d) it will comply with all Applicable Laws and Regulatory Requirements in connection with the performance of this Agreement.

7.2 Product Warranty. Alpex represents, warrants, and covenants that each Product, when delivered to Company: (i) will have been Manufactured in accordance with, and will comply with, the applicable Specifications, cGMP, Regulatory Requirements, Applicable Laws and the terms and conditions of this Agreement and the Quality Agreement, (ii) will not be adulterated or misbranded, within the meaning of the Act and (iii) will be free and clear from all liens, encumbrances, and defects of title.

7.3 No Debarment. Alpex represents, warrants, and covenants that neither Alpex nor any person employed or engaged by Alpex in connection with the work to be performed under this Agreement has been debarred under section 306(a) or 306 (b) of the Act and no debarred person will in the future be knowingly employed or engaged by Alpex in connection with any work to be performed hereunder.

7.4 No Infringement. Alpex represents, warrants, and covenants that to its knowledge neither the services provided under this Agreement, nor the methods used to carry out such services, infringe, misappropriate, or conflict with an Intellectual Property Right of a third party.

7.5 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE VII, NEITHER ALPEX NOR COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE FINISHED PRODUCTS OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED.

7.6 No License. Without limiting any rights granted to Company under the Sublicense Agreement, no rights or licenses in or to the Intellectual Property Rights of Alpex are granted herein other than the right to use and resell Product that is sold by Alpex (or by an Alternate Manufacturing Facility as expressly provided for herein) to Company.

12

Article VIII

LIABILITY

8.1 Liability Exclusion. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY (OR TO ANY PERSON OR ENTITY CLAIMING THROUGH THE OTHER PARTY) FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER ALLEGED AS A BREACH OF CONTRACT OR TORTIOUS CONDUCT, INCLUDING NEGLIGENCE, EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

8.2 Exceptions. Notwithstanding anything to the contrary, the liability exclusion set forth in Section 8.1 will not apply to: (i) damages arising from the gross negligence, fraud or willful misconduct of a party, (ii) the parties’ respective indemnity obligations under Article IX below or (iii) the parties’ respective responsibilities for Recall Costs under Article IV, subject to the limitations set forth in such Article.

Article IX

INDEMNIFICATION

9.1 Indemnification by Alpex. Alpex will indemnify, defend and hold harmless Company, its Affiliates, and its and their respective directors, officers, members, managers, employees, agents, successors and assigns (collectively, the “Company Indemnified Parties”) from and against any and all liability, damages, losses, costs and expenses (including reasonable attorney’s fees) (collectively, “Losses”) resulting from any third party claims, suits, actions, proceedings and investigations (collectively, “Claims”) made or brought against any Company Indemnified Party to the extent arising from or relating to: (i) Alpex’s breach of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) negligence, willful misconduct or violation of Applicable Law or Regulatory Requirements by any Alpex Indemnified Party.

9.2. Indemnification by Company. Company will indemnify, defend and hold harmless Alpex, its Affiliates, and its and their respective directors, officers, members, managers, employees, agents, successors and assigns (collectively, the “Alpex Indemnified Parties”) from and against any and all Losses (including reasonable attorney’s fees) resulting from any Claims made or brought against any Alpex Indemnified Party to the extent arising from or relating to: (i) Company’s breach of any representation, warranty, covenant or other provision set forth in this Agreement or (ii) negligence, willful misconduct or violation of Applicable Law or Regulatory Requirements by any Company Indemnified Party.

9.3 Indemnity Procedures. If any claim or action is asserted that would entitle a Company Indemnitee or Alpex Indemnitee to indemnification pursuant to Section 9.1 or Section 9.2 (a “Proceeding”), the party who seeks indemnification will give written notice thereof to the other party (the “Indemnitor”) promptly (and in any event within fifteen (15) calendar days after the service of the citation or summons); provided, however, that the failure of the party seeking indemnification to give timely notice hereunder will not affect rights to indemnification hereunder, except to the extent that Indemnitor demonstrates actual damage caused by such failure. Indemnitor may elect to direct the defense or settlement of any such Proceeding by giving written notice to the party seeking indemnification, which election will be effective immediately upon receipt by the party seeking indemnification of such written notice of election. The Indemnitor will have the right to employ counsel reasonably acceptable to the party seeking indemnification to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the expense of the Indemnitor; provided that the Indemnitor will not settle, or consent to any entry of judgment in, any Proceeding without obtaining either: (i) an unconditional release of the party seeking indemnification (and its Affiliates and its and their respective officers, directors, members, managers, employees, agents, successors and assigns) from all liability with respect to all claims underlying such Proceeding; or (ii) the prior written consent of the party seeking indemnification. A party seeking indemnification will not settle, or consent to any entry of judgment, in any Proceeding without obtaining the prior written consent of the Indemnitor. The parties will fully cooperate with each other in any such Proceeding and will make available to each other any books or records useful for the defense of any such Proceeding.

13

Article X

INSURANCE

10.1 Insurance.

(a) During the Term and for a period of two (2) years after any expiration or termination of this Agreement, Alpex will maintain (i) a commercial general liability insurance policy or policies with minimum limits of Five Million U.S. Dollars $(5,000,000.00) per occurrence and Five Million U.S. Dollars ($5,000,000.00) in the aggregate on an annual basis and (ii) a product liability insurance policy or policies with minimum limits of Five Million U.S. Dollars $(5,000,000.00) per occurrence and Five Million U.S. Dollars ($5,000,000.00) in the aggregate on an annual basis. All such insurance will name Company and its Affiliates as additional insureds. Upon request, Alpex will provide certificates of insurance to the other evidencing the coverage specified herein. For the avoidance of doubt, Alpex’s liability hereunder is no way limited to the extent of its insurance coverage.

(b) During the term of this Agreement and for a period of two (2) years after its expiration or earlier termination, Company shall obtain (or cause any of its Affiliates to obtain), at its sole cost and expense, liability insurance applicable to its performance under this Agreement, that meets the following requirements:

(i) the insurance shall insure Company against all liability related to its activities relating to the sale of Products (whether Company's liability arises from its own conduct or by virtue of its participation in this Agreement), including liability for bodily injury, property damage, wrongful death, and any contractual indemnity obligations imposed by this Agreement; and

(ii) the insurance shall be in amounts that are reasonable and customary in the United States in the pharmaceutical industry, but in no event shall liability insurance relating to manufacture, sale or distribution of a marketed Product maintained by Company or its Affiliate cover less than five million U.S. dollars (U.S. $5,000,000) per occurrence (or claim) and an annual aggregate of five million U.S. dollars (U.S. $5,000,000). Each such policy shall include a contractual endorsement naming Alpex as an additional insured and require the insurance carriers to provide Alpex with no less than thirty (30) days' written notice of any change in the terms or coverage of the policies or their cancellation.

(iii) For the avoidance of doubt, Company’s liability hereunder is no way limited to the extent of its insurance coverage.

14

Article XI

CONFIDENTIALITY; INTELLECTUAL PROPERTY

11.1 Confidentiality. The Receiving Party will not use any Confidential Information of the Disclosing Party other than in connection with the performance of its obligations and exercise of its rights under this Agreement, and will not disclose any such Confidential Information to any third party, other than the Receiving Party’s Affiliates, and its and their respective employees and contractors, in each case who are bound by obligations of confidentiality at least as protective of the Disclosing Party’s Confidential Information as those set forth herein. The Receiving Party will maintain the confidentiality of the Disclosing Party’s Confidential Information, using no less than a reasonable degree of care. In addition, each party may disclose Confidential Information of the other party to such of its professional advisors, investment bankers, lenders, directors, managers, officers and employees who are directly concerned with this Agreement and its implementation and whose knowledge of such information in the opinion of the disclosing party is necessary for those purposes. If the Receiving Party is requested to disclose any of the Disclosing Party’s Confidential Information pursuant to any subpoena or requirement under Applicable Law, the Receiving Party will, to the extent practicable, give the Disclosing Party written notice of the request and sufficient opportunity to contest the order.

11.2 Intellectual Property. Nothing in this Agreement shall constitute a transfer of ownership by a party of any of its Intellectual Property Rights to the other party. Any and all data, information, know-how and inventions that are created, conceived or reduced to practice solely by Alpex or its Affiliates in the performance of this Agreement, and any Intellectual Property Rights with respect to the foregoing, shall remain owned by Alpex, but shall be subject to the license granted to Citius under the Alpex-Citius Agreement (and the sublicense granted by Citius to Company under the Sublicense Agreement).

Article XII

MISCELLANEOUS

12.1 Relationship of the Parties. Nothing herein shall be deemed to establish a relationship of principal and agent between Alpex and Company, nor any of their agents or employees for any purpose whatsoever. This Agreement shall not be construed as creating a partnership between the Alpex and Company, or as creating any other form of legal association or arrangement, which would impose liability upon one party for the act or failure to act of the other party.

12.2 Force Majeure. Any delay in the performance of any of the duties or obligations of either party hereto shall not be considered a breach of this Agreement and the time required for performance shall be extended for a period equal to the period of such delay, provided that such delay has been caused by or is the result of any acts of God, acts of the public enemy, insurrections, riots, embargoes, labor disputes, boycotts, fires, explosions, floods, industry-wide shortages of material or energy, or other unforeseeable causes beyond the reasonable control and without the fault or negligence of the party so affected. The affected party shall give prompt notice to the other party of such cause, and shall take promptly use its best efforts to relieve the effect of such cause as soon as practicable. If any such cause prevents a party from performing as required under this Agreement for a period of more than ninety (90) days, the other party shall have the right to terminate this Agreement immediately upon written notice.

15

12.3 Assignment. This Agreement and the rights and duties appertaining hereto may not be assigned or otherwise transferred by either party without first obtaining the written consent of the other party, which consent shall not be unreasonably withheld. Any such purported assignment or transfer without the written consent of the other party shall be null and of no effect. Notwithstanding anything to the contrary, either party (the “Transferring Party”) may, without the consent of the other party: (i) assign or otherwise transfer this Agreement (A) to an Affiliate of the Transferring Party or (B) in connection with a merger, consolidation, sale of all or substantially all assets, sale of equity interests or other change of control transaction involving the Transferring Party (or involving the line of business of the Transferring Party to which this Agreement relates) or (ii) grant a security interest or lien in, or otherwise pledge, encumber or collaterally assign, any or all of the Transferring Party’s rights under this Agreement. Alpex will not subcontract any of its material obligations under this Agreement without the prior, written consent of Company.

12.4 Binding Nature and Inurement. This Agreement is binding upon and inures to the benefit of the parties and their respective permitted successors and assigns.

12.5 Entire Agreement; Amendment. The parties hereto acknowledge that this Agreement (including the Appendices hereto), together with the Quality Agreement sets forth the entire agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change of modification except by the execution of a written instrument signed by the parties hereto, and shall supersede all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. For the avoidance of doubt, the supply terms of the Alpex-Citius Agreement shall not apply with respect to any Finished Product purchased by Company under this Agreement.

12.6 Governing Law; Forum. This Agreement, and any disputes arising directly or indirectly from or relating to this Agreement, shall be governed by and construed and enforced in accordance with the laws of the state of New York, U.S.A., without regard to conflict-of-laws rules. The parties agree that any claims arising under this Agreement shall be exclusively venued in the state and federal courts located in New York County, New York. Each party hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to the laying of venue in such courts. During the pendency of any dispute arising from or relating to this Agreement, each party will continue to perform its obligations under this Agreement, unless and until such time as this Agreement expires or is terminated in accordance with its terms. The parties further agree that service of any process, summons, notice or documents to party by registered or certified mail, or by nationally or internationally recognized private courier service (in each case in accordance with Section 12.7) shall be effective service of process for any action, suit or proceeding brought against such party in any such court.

12.7 Notices. All notices, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by telecopier, three (3) business day after being sent by major overnight courier, or seven (7) business days after being mailed by registered or certified mail (postage prepaid, return receipt requested) to each party at its respective address set forth below (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto).

16

If to Alpex:

Alpex Pharma SA

Via Cantonale

CH-6805 Mezzovico, Switzerland

Attn: Managing Director

Fax: (International) +41 91 935 51 20

If to Company:

Prenzamax, LLC

11 Commerce Drive, Suite 100

Cranford, New Jersey, U.S.A. 07016

Attn: Joseph Krivulka, Authorized Member

Fax: (908) 325-1692

With a copy to:

Lowenstein Sandler PC

65 Livingston Avenue

Roseland, New Jersey, U.S.A. 07068

Attn: Michael J. Lerner, Esq.

Fax: (973) 597-6395

12.8 Payment of Own Fees and Expenses. Each of Company and Alpex shall be responsible for their own expenses relating to the preparation and consummation of this Agreement and, except as specified herein, the agreements and transactions contemplated hereby.

12.9 Severability. The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

17

12.10 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. Any waiver of any rights or failure to act in a specific instance relates only to that instance and is not an agreement to waive any rights or fail to act in any other instance.

12.11 Headings. The headings of the several articles are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement

12.12 Guaranty by Akrimax

Akrimax hereby unconditionally guarantees to Alpex the full and prompt performance of all obligations of Company under this Agreement including the payment when due of all amounts that become due and payable by Company hereunder. To the extent pertaining to the payment of amounts due hereunder, the foregoing guaranty is a primary obligation of Akrimax, and is a guaranty of payment and not of collection.

12.13 Affiliates May Serve As Agents

Any Affiliate of Company (including, but not limited to, Akrimax) may act as Company’s agent for purposes of carrying out Company’s rights and obligations under this Agreement provided that Company (and Akrimax to the extent provided in Section 12.12) shall remain obligated for such performance and any breach of this Agreement by any such Affiliate. Without limiting the foregoing, Alpex will accept Forecasts and Purchase Orders, and payment of Manufacturing Fees, from Akrimax and/or any other Affiliate of Company.

12.14 Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be signed and delivered to the other party by facsimile signature; such transmission will be deemed a valid signature.

(signature page follows)

18

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.

PRENZAMAX, LLC By: ________________________________ Print Name: __________________________ Title: _______________________________	ALPEX PHARMA S.A. By: ________________________________ Print Name: __________________________ Title: _______________________________

For the purposes of the guaranty set forth in Section 12.12 only:

AKRIMAX PHARMACEUTICALS, LLC

By: ________________________________

Print Name: __________________________

Title: _______________________________

19

APPENDIX A

PRODUCTS

The Products consist of the following products, as further described in NDA #20-2088:

Phentermine HCl orally disintegrating tablet 37.5 mg

Phentermine HCl orally disintegrating tablet 30 mg

Phentermine HCl orally disintegrating tablet 15 mg

20

APPENDIX B

SPECIFICATIONS

See the specifications attached to the Quality Agreement, as such specifications may be amended by the parties from time to time.

21

APPENDIX C

MANUFACTURING FEES

The Manufacturing Fee shall be USD $0.12 / tablet (packaged in bottles of 30 or 100 count) and USD $1.85 per bottle for the sample pack of 7 counts.

This price is based on the maximum cost of API at $700/kg and subject to review from time to time if the cost of API changes in accordance with Section 5.2.

22